The integration and joint share transfer described in this convocation notice involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

(Securities Code No: 8875)
August 15, 2013
To our shareholders:
TOUEI HOUSING CORPORATION
26-3, Shibakubocho 4-chome, Nishi-Tokyo-shi,
Tokyo, Japan
Hiroshi Nishino,
Representative Director & President

Convocation Notice of the Extraordinary General Meeting of Shareholders

Notice is hereby given that the extraordinary general meeting of shareholders of TOUEI HOUSING CORPORATION (the “Company”) will be held as set forth below.  Your attendance thereat is respectfully requested.

If you do not wish to attend the meeting, you may exercise your voting rights in writing, so please read the attached reference materials and state on the enclosed form whether you are voting “for” or “against” each agenda item and return the form so that it is received by 6:00 p.m. on Thursday, August 29, 2013.

1.	Date/Time:	10:00 a.m. on Friday, August 30, 2013
2.	Venue:	The conference room on the third floor of the Company’s headquarters located at 26-3, Shibakubocho 4-chome, Nishi-Tokyo-shi, Tokyo, Japan

3.	Purpose
Matters to be Resolved
Agenda Item:	Approval of the share transfer plan

◎	If you are able to attend the meeting, please submit the enclosed proxy form and give it to the reception desk.
◎	If any corrections are made to the reference materials, the Company will post such corrections on its website (http://www.touei.co.jp/).

REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

Agenda Items and Reference Items
Agenda Item: Approval of the Share Transfer Plan
The Company and five other companies consisting of HAJIME CONSTRUCTION CO., LTD (Nerima-ku, Tokyo, President: Tadayoshi Horiguchi, “HAJIME CONSTRUCTION”), Iida Home Max Co., Ltd. (Musashino-shi, Tokyo, President: Masashi Kanei, “Iida Home Max”), TACT HOME CO., LTD. (Nishi-Tokyo-shi, Tokyo, President: Shigeo Yamamoto, “TACT HOME”), ARNEST ONE CORPORATION (Nishi-Tokyo-shi, President: Yoichi Nishikawa, “ARNEST ONE”) and ID HOME Co., Ltd. (Nishi-Tokyo-shi, President: Yoshinari Hisabayashi, “ID HOME”) reached a basic agreement to establish a joint holding company through a joint share transfer (“Share Transfer”) and also entered into a letter of intent regarding management integration (“Management Integration”) on December 25, 2012.  Since then, the six companies have proceeded with discussions on the integration.
On June 27, 2013, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the Share Transfer, entered into a management integration agreement and jointly prepared a share transfer plan (“Share Transfer Plan”).
The six companies plan to apply to list the newly-established joint holding company on the Tokyo Stock Exchange.  Because the six companies will become wholly-owned subsidiaries of the joint holding company through the Share Transfer, prior to the establishment of the joint holding company, the six companies plan to delist their common shares that are listed on the Tokyo Stock Exchange.
We would like to seek your approval on the Share Transfer Plan prepared jointly by the six companies for the Management Integration.
We will provide our shareholders with the shares of the newly-established joint holding company that will be listed on the Tokyo Stock Exchange, in exchange for the Company’s shares based on the share exchange ratio.

1.	Reason for the Share Transfer

The Company grown as a comprehensive provider of homes and related services based on the philosophy of “contributing to the development of a fulfilling lifestyle and enriching society by building homes that bring people happiness.”  However, a decline in population and households in the future is expected to cause mid- to long-term shrinkage in the residential market, and competition has become fierce as companies from other industries enter the market for selling detached houses. The Company has therefore recognized that there are limits to what can be achieved by its individual management efforts, and decided to conduct the Management Integration.

Upon undergoing the Management Integration, we can fully realize synergies by utilizing the holding company structure which would help companies to pursue a common strategy, utilizing each company’s know-how while respecting the independence of the six companies.  Thus, we decided to establish the joint holding company through the joint share transfer.
The Management Integration will combine the management resources and know-how of the six companies.  By leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole, we hope to create an environment where customers can obtain high-quality residences at reasonable prices.  In addition to sales of newly-built detached houses, the joint holding company will aim to secure new sources of income through the creation of new customer value and expansion into overseas markets, as well as to contribute to the creation of an enriching society.

2.	[Omitted]

3.	Items Concerning the Appropriateness of the Provisions on Matters Listed in Article 773, Paragraph (1), Item (v) and (vi) of the Companies Act

(1) Upon implementation of the Share Transfer, each of the six companies will become wholly owned subsidiaries of the joint holding company, and the companies have decided on the allotment of common shares of the joint holding company (“Share Transfer Ratio”) to their respective shareholders as follows.
(i) The Share Transfer Ratio is as follows.

Company name	The Company	HAJIME CONSTRUCTION	Iida Home Max	TACT HOME	ARNEST ONE	ID HOME
Share transfer ratio	1.16	3.14	1.00	108	1.16	2.62
(Note 1) Details of the share allotment ratio in relation to the Share Transfer
1.          For one share of common stock of the Company, 1.16 shares of common stock of the joint holding company will be delivered.
2.          For one share of common stock of HAJIME CONSTRUCTION, 3.14 shares of common stock of the joint holding company will be delivered.
3.          For one share of common stock of Iida Home Max, 1 share of common stock of the joint holding company will be delivered.
4.          For one share of common stock of TACT HOME, 108 shares of common stock of the joint holding company will be delivered.
5.          For one share of common stock of ARNEST ONE, 1.16 shares of common stock of the joint holding company will be delivered.
6.          For one share of common stock of ID HOME, 2.62 shares of common stock of the joint holding company will be delivered.
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned Share Transfer Ratio may be changed upon discussion among the six companies.

(Note 2) One unit of the joint holding company will be 100 shares.

(Note 3) Number of new shares to be delivered by the joint holding company due to the Share Transfer (planned)
Common shares: 294,151,996 shares
The above number is based on the number of shares issued and outstanding for each of the companies immediately after the retirement of their treasury stock as announced on June 11, 2013 (The Company: 26,958,535 issued and outstanding shares; HAJIME CONSTRUCTION: 28,562,130 issued and outstanding shares; Iida Home Max: 59,479,534 issued and outstanding shares; TACT HOME: 231,892 issued and outstanding shares; ARNEST ONE: 65,687,321 issued and outstanding shares; and ID HOME: 4,761,010 issued and outstanding shares), and therefore may be subject to change.

(Note 4) Treatment of shares less than one unit
Shareholders of the six companies who receive less than one unit of the joint holding company (i.e., less than 100 shares) (“Shares Less than One Unit”) will not be able to sell such shares on the Tokyo Stock Exchange or other securities exchanges.  In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders who hold Shares Less than One Unit may demand that the joint holding company repurchase such shares.

(ii) Basis for calculation of allotment for the Share Transfer is as follows.

Please see Exhibit 2 “Basis for Calculation of Allotment for the Share Transfer.”

(2) The six companies determined the amount of capital and capital reserve of the joint holding company upon the establishment of the joint holding company as follows.
(i)	The amount of capital and capital reserve of the joint holding company is as follows.
Capital: 10 billion yen
Capital reserve: 2.5 billion yen
Legal retained earnings: 0 yen
(ii)
After comprehensively considering and examining the capital policies etc. of the joint holding company, the six companies have determined the amount of capital and capital reserve of the joint holding company, which falls within the parameters of the Provision of Article 52 of the Ordinance on Accounting of Companies.

4.	[Omitted]

5.	Items Concerning the Other Wholly-Owned Subsidiaries After Implementing the Share Transfer

(1)	HAJIME CONSTRUCTION
(i)	Contents of the business report and the financial statements for the latest business year (year ended January 2013)
Contents of the business report and the financial statements of HAJIME CONSTRUCTION for the year ended January 2013 are posted on Form CB furnished by HAJIME CONSTRUCTION on August 13, 2013.
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(2)	Iida Home Max
(i)	Contents of the business report and the financial statements for the latest business year (year ended April 2013)
Contents of the business report and the financial statements of Iida Home Max for the year ended April 2013 are posted on Form CB furnished by Iida Home Max on July 12, 2013.
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(3)	TACT HOME
(i)	Contents of the business report and the financial statements for the latest business year (year ended May 2013)
Contents of the business report and the financial statements of TACT HOME for the year ended May 2013 are posted on Form CB furnished by TACT HOME on August 8, 2013.
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(4)	ARNEST ONE
(i)	Contents of the business report and the financial statements for the latest business year (year ended March 2013)
Contents of the business report and the financial statements of ARNEST ONE for the year ended March 2013 are posted on FORM CB furnished by ARNEST ONE on August 15, 2013.
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(5)	ID HOME
(i)	Contents of the business report and the financial statements for the latest business year (year ended December 2012)
Contents of the business report and the financial statements of ID HOME for the year ended December 2012 are posted on Form CB furnished by ID HOME on July 24, 2013.
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable

6.	Contents of Events Occurring After the Last Day of the Latest Fiscal Year that May Give Material Impacts on the Status of the Corporate Assets of the Company
Not applicable

Cautionary Statement Regarding Forward-Looking Statements

This convocation notice contains forward-looking statements that reflect the companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

(Exhibit 1)

BUSINESS REPORT
(February 1, 2012 ~ January 31, 2013)

1.	Current State of Business Group
(1)	Business Progress and Results
Amid the lingering effects of the Great East Japan Earthquake, in the current consolidated fiscal year Japan’s economy posted a partial recovery in production and corporate earnings on against the backdrop of demand for reconstruction projects. Despite this, an overall sense of uncertainty persisted due to the appreciation of the yen and low stock prices. The change of government leadership at the end of the year, however, gave rise to expectations for the economic policies implemented by the administration paving the way for a weaker yen and higher stock prices, and hopes are rising for the economy to recover and move away from deflation.  Nonetheless, there is still the risk that downturns in overseas economies and uncertainty concerning employment and wages could push the economy down. Uncertainty concerning future consumption persists also due to policies for higher taxes and the movements to increase insurance contributions.
Our group’s core real estate industry is being affected by the uncertainty over consumption, but backed by the residential eco-point system, low interest rate policies and various other policies promoting home ownership, while at a low level we have increased the number of new home construction projects for the third continuous year. Additionally, it seems that falling land prices have bottomed out and the economy is becoming more stable.  The Outline of the 2013 Tax Reforms released in January of this year contained policies for extending and expanding tax reductions for home loans, and the market is expected to become increasingly active in the future, while a market oversupply is developing and inventory risks are intensifying.
Taking into account this market environment, in the group’s core detached housing business, we focused on (i) balancing procurement, construction projects and sales in an effort to maintain a proper inventory turnover rate and inventory levels, (ii) improving our product appeal by adopting standard specifications for “Long-term Quality Housing” certified housing, acquiring housing performance assessments on all homes, installing residential solar panels and the like, and (iii) developing areas by opening new stores in the Tokai region, Kansai region and the greater Tokyo area, as well as strengthening our human resources, in order to build a stable business base and expand operations.

As a result of these efforts, in the current consolidated fiscal year, sales largely reached the forecast level, but despite posting a slight recovery recently, profits were affected by the increasingly competitive land purchases at the start of the year and market sentiment concerning oversupply, and failed to meet expectations at all levels.
Selling, general and administrative expenses were largely maintained at the forecast level, and fiscally, we were able to reduce financing expenses by carrying out fiscal activities in line with fundamental policies for best financing.
Based on the foregoing, in the current consolidated fiscal year, the Company recorded sales of 112,820 million yen (up 9.6% year-on-year), operating income of 6,905 million yen (down 1.9% year-on-year), ordinary income of 6,328 million yen (up 1.7% year-on-year), and current net income of 3,661 million yen (down 6.2% year-on-year).
Segment performance is as follows.

(i)	Real Estate Sales Business
In detached housing, an increase of 388 units over the number of homes sold in the previous consolidated fiscal year led to sales of 107,399 million yen (up 13.1% year-on-year) for detached housing.  The Company recorded land related sales of 935 million yen (down 37.1% year-on-year), sales of homes with construction riders of 1,115 million yen (down 63.9 year-on-year), and sales related to peripheral business to real estate sales were 229 million yen (down 5.0% year-on-year).  As such, the real estate sales business recorded overall sales totaling 109,680 million yen (up 9.9% year-on-year).
(ii)	Construction Contracting Business
The construction contracting business recorded sales of 2,783 million yen (down 3.1% year-on-year).
(iii)	Real Estate Leasing Business

The real estate leasing business recorded sales of 357 million yen (up 7.2% year-on-year).

(2)	Capital Investment
Capital investment totaled 707 million yen in the current consolidated fiscal year. This capital expenditure primarily focused on the opening of new stores and moving offices. Other significant expenditures arose from construction of a life-sized “Shuraku Plaza Hino” model, construction of detached housing for lease, the rebuilding of core systems, and the acquisition of lease and welfare apartments.

(3)	Current Status of Financing
Approximately 24,059 million yen in term loan agreements with commitment terms and overdraft agreements have been executed.

(4)	Changes in Assets and Earnings
Classification	59th Term (Fiscal year ended January 31, /2010)	60th Term (Fiscal year ended January 31, 2011)	61st Term (Fiscal year ended January 31, 2012)	62nd Term (Current Consolidated FY) (Fiscal year ended January 31, 2013)
Sales (million yen)	80,775	91,535	102,973	112,820
Ordinary income (million yen)	2,137	7,971	6,225	6,328
Net income (million yen)	3,374	6,797	3,904	3,661
Net income per share (yen)	125.32	252.49	144.99	135.87
Total assets (million yen)	60,627	74,226	79,774	87,484
Net assets (million yen)	27,360	33,396	35,680	38,486
Net assets per share (million yen)	1,016.23	1,239.85	1,323.50	1,426.00
(Note)	Conditions for the 62nd Term (current consolidated fiscal year) are as set forth in Section “(1) Business Progress and Results”.

(5)	Key Subsidiaries Companies

Company Name	Capital	Percentage of Voting Rights	Content of Primary Business
T・J Home Service Corporation	50 million yen	100.00%	Home routine inspections, after services and remodeling

(6)	Issues to be Addressed
In the group’s core real estate and home markets, expectations are increasing for an upturn in business brought on by the effects of the various economic policies launched by the new administration. An upsurge in demand is also expected prior to the increase of the consumption tax rate. Against the backdrop of low wages, employment instability, and the global economic slowdown caused by the economies of Europe and Asia, there are fears concerning the uncertainty surrounding Japan’s economy, higher material costs brought on by the weaker yen, and higher land acquisition prices brought on by increased competition.  Amid these circumstances, the Company will continue to follow its mid-term management plan to expand its business to regions outside metropolitan areas, expand the scale of its business by aggressively entering new business fields, and strive to diversify its risks.  In addition to the standard specifications for long-term quality housing, we will increase the number of homes equipped with solar panels and will build an income structure to ensure a certain rate of profits by providing high value added housing that takes the environment into consideration.
Amid this environment, with the goal of “Building an Internal Control System Capable of Addressing Business Opportunities and Risks”, under the platforms of “Expanding Customer Value”, “Maintaining a Sound Business Growth Model”, “Investing in Future Business Value”, and “Further Cutting Costs”, we will advance business based on the following strategies in an effort to expand our market share and maximize profits by making the most of our existing management resources.
(i)	Fundamental Policy
In a deflationary economy, we are making efforts to achieve an appropriate inventory balance and sound financial structure to improve the Company’s earning power as a whole. We aim to do this by exploiting a high turnover business model through an uniform structure and by providing affordable and high quality detached housing targeting the middle class, based on business domains that generate a stronger driving force than before.

(ii)	Product Concept
In addition to “safe and secure” long-term quality housing which is based on the Company’s strength of providing housing demonstrating high-quality performance, we expect to realize “further improvements in living satisfaction” through a product plan that is conscious of diverse lifestyles, such as a plan to increase the number of properties with solar panels.  In addition, by maximizing our strengths of “obtaining housing performance assessments for all properties”, “introducing long-term quality housing standards” and an “after service system once moved in”, we are also making efforts to improve the recognition of the “Blooming Garden” brand and are attempting to improve the name recognition and to further differentiate the “TOUEI HOUSING” brand name.
(iii)	Area Strategies
In the greater Tokyo area (Tokyo, Kanagawa, Saitama and Chiba) where there is a large population inflow and which accounts for approximately 50% of all housing projects nationwide, we are making efforts to develop business by opening new community-based stores in the suburban area around National Road No. 19, where there is strong demand from first time buyers that are our potential key customers. We are also targeting an increase in the number of units sold in this area.  As our medium-term growth strategy, we will attempt to advance into other areas considered to be desirable in the market.
(iv)	Procurement Strategies
We attach great importance to the rate of inventory turnover, and are focusing on small lot properties in an attempt to become more discriminating in our site selection. We are also conducting studies utilizing more objective market price data in order to acquire carefully selected lots.
(v)	Cost Strategies
With regard to fluctuations in material costs, we will make efforts to continue to cut costs while maintaining high quality standards by centralizing purchasing using our economies of scale, maintaining the cost competitiveness of our products, and improving profitability by exploiting our expertise in splitting orders, reviewing our construction standards, technology standards and design standards and engaging in thorough cost cutting.
(vi)	Market Strategies
We will strive to close the sales at an early stage by being flexible with price adjustments where a set term has lapsed and by shortening the time prior to the construction start date, and will continue to strive to increase the inventory turnover rate.
We were the industry leader in our decision to introduce Long-term Quality Housing Standards in new detached housing sales that started in February 2011, and we have supplied “housing with solar panels” in new detached housing home sales from September 2012. We will continue to strive to improve our competitiveness and actively create demand by maximizing the performance and design appeal of our detached housing.

(vii)	Securing Financing
We recognize that strengthening our ability to obtain financing is critical to pursuing our group’s core real estate business.  Our fundraising consists of project financing to raise capital for the acquisition of commercial land and similar projects, and must be agile and stable.  At present, we are seeking to stabilize financing by creating a system to facilitate smooth transactions with financial institutions. We maintain certain levels of cash deposits, and in the future we will make efforts to secure financing tailored to our business plan and the business environment.
(viii)	New Business Efforts
In an effort to accommodate changes in the environment surrounding the housing market, we have used our know-how in our main business to pursue construction contracting business. We will acquire new customers and grow this into a core business.
We are actively developing the detached housing lease management system “TOHMAS” which offers the resolution of a variety of concerns harbored by the owners of real estate, such as the utilization of narrow parcels of land, taxes, property management and after services, and offers the versatile utilization of land which allows for stable returns. We are also actively developing the “SHUKURA” series: a new style of custom-made detached housing, which is a concept based on “shumi (hobbies) and kurashi (living)” that meets the needs of residents with diverse lifestyles.
In addition, we have utilized a model house in a comprehensive home show (Tachikawa City) held in April 2011 and other life-sized models (Hino City) to strengthen individual housing orders.
(ix)	Group Strategies and Adjustment and Expansion of Business Fields
In an effort to develop efficient business, we have generally classified our diverse business as “New Construction” and “Existing Homes”, and further divided these into “stable”, “growth” and “investment” to clearly define the business fields.  With this, we have attempted to make our business cycles more efficient and to maximize the synergy between businesses and groups.
Our consolidated subsidiaries T・J Home Service Corporation has focused on expanding after-sales maintenance and expanding stock business through housing remodeling and other means.
We thank all of our shareholders for their assistance in the past, and ask for your continued attention and understanding with respect to the Company’s group.

(7)	Major Business Segment of the Business Group (as of January 31, 2013)
Business Segment	Description of Business
Real Estate Sales Business	Sale of housing, etc. Routine inspections and after services, etc. for housing sold
Construction Contracting Business	Contract for construction of pre-designed homes, etc.
Real Estate Leasing Business	Leasing of real estate, such as rental housing, held by the Company

Consolidated Balance Sheets
(as of January 31, 2013)

(Unit: million yen)
Assets		Liabilities
Item	Amount	Item	Amount
Current assets	73,821	Current liabilities	47,349
Cash and deposits	12,750	Notes and operating accounts payable - trade	12,279
Notes and accounts receivable-trade	71	Short-term loans payable	31,819
Real estate for sale	16,912	Current portion of long-term loans payable	375
Real estate for sale in process	37,588	Income taxes payable	1,547
Costs on uncompleted construction contracts	5,557	Provision for bonuses	55
Raw materials and supplies	17	Other	1,273
Advances	559	Noncurrent liabilities	1,647
Deferred tax assets	169	Long-term loans payable	688
Other	192	Provision for retirement benefits	549
Noncurrent assets	13,662	Provision for construction warranties	261
Property, plant and equipment	12,173	Other	148
Buildings	3,594	Total liabilities	48,997
Land	8,473	Net Assets
Other	105	Shareholders’ equity	38,102
Intangible assets	174	Capital stock	7,818
Software	122	Capital surplus	8,109
Software in process	41	Retained earnings	22,215
Other	9	Treasury stock	(41)
Investments and other assets	1,315	Total accumulated other comprehensive income	330
Investment securities	788	Valuation difference on available-for-sale securities	330
Deferred tax assets	214	Subscription rights to shares	54
Other	339
Allowance for doubtful accounts	(27)	Total net assets	38,486
Total assets	87,484	Total liabilities and net assets	87,484
(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Income
(from February 1, 2012 to January 31, 2013)
	(Unit: million yen)
Item	Amount
Net sales		112,820
Cost of sales		96,892
Gross profit		15,928
Selling, general and administrative expenses		9,023
Operating income		6,905
Non-operating income
Interest income	1
Dividends income	23
Insurance income	9
House rent income	10
Subsidy income	4
Other	8	58
Non-operating expenses
Interest expenses	455
Borrowing expenses	133
Other	46	635
Ordinary income		6,328
Extraordinary income
Gain on sales of noncurrent assets	0	0
Extraordinary loss
Loss on sales of noncurrent assets	6
Impairment loss	0	7
Income before income taxes		6,321
Income taxes-current	2,618
Income taxes-deferred	41	2,660
Income before minority interests		3,661
Net income		3,661
(Note) Amounts are in units of million yen with fractional units discarded.

Consolidated Statements of Changes in Shareholders’ Equity
(from February 1, 2012 to January 31, 2013)

(Unit: million yen)
	Shareholders’ equity					Accumulated other comprehensive income
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity	Valuation difference on available-for-sale securities	Subscription rights to shares	Total net assets
Balance at the beginning of current period	7,811	8,103	19,577	(40)	35,451	188	40	35,680
Changes of items during the period
Issuance of new shares (exercise of Subscription rights to shares)	6	6			13			13
Dividends from surplus			(1,023)		(1,023)			(1,023)
Net income			3,661		3,661			3,661
Purchase of treasury stock				(0)	(0)			(0)
Net changes of items other than shareholders’ equity during the period						141	13	155
Total changes of items during the period	6	6	2,637	(0)	2,650	141	13	2,806
Balance at the end of current period	7,818	8,109	22,215	(41)	38,102	330	54	38,486
(Note) Amounts are in units of million yen with fractional units discarded.

Notes to Consolidated Financial Statements

Notes, etc. on Significant Items for Preparation of the Consolidated Financial Statements

1.	Scope of consolidation

(1)	Status of consolidated subsidiaries
	Number of consolidated subsidiaries	One (1)
	Name of consolidated subsidiaries	T・J Home Service Corporation

(2)	Status of non-consolidated subsidiaries
Not applicable

2.	Application of the equity accounting method

Status of affiliated companies to which the equity accounting method is not applied
Company name	Jutakushinko Co-operative

The affiliated company to which the equity accounting method is not applied (Jutakushinko Co-operative) is excluded from the scope of application due to the fact that the net income (loss) and the retained earnings, etc. have a minor impact on the consolidated financial statements and is of insignificant importance.

3.	Consolidated fiscal year, etc.
The last day of the fiscal year for consolidated subsidiaries is the same date as the last day of the consolidated fiscal year of the Company.

4.	Accounting standards

(1)	Valuation standards and method for significant assets
	(i)	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the closing date of the consolidated fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method)

		Securities with no fair value:	Cost method using the moving average method

	(ii)	Inventories
Inventories held for sale in the ordinary course of business
Cost method (book value devaluation based on reduction of profitability for value in the consolidated balance sheets)
		Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts:	Specific identification method
		Raw materials:	Progressive average inventory method
		Supplies:	Cost method based on last purchase cost

(2)	Depreciation method for significant depreciable assets
	(i)	Property, plant and equipment	The declining balance method is used.
		(excluding lease assets)	However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
Main service life
Buildings: 3-50 years

	(ii)	Intangible assets	The fixed amount method is used.
		(excluding lease assets)	Please note that the fixed amount method is used for software for internal use based on the in-house possible period of use (five years).

	(iii)	Lease assets	The fixed amount method is used.
With respect to finance leases not involving the transfer of ownership, the lease term is taken as the service life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before January 31, 1999.

	(iv)	Long-term prepaid expenses	The fixed amount method is used.

(3)	Standards for recording significant allowances
	(i)	Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

	(ii)	Provision for bonuses	Booked based on the amount expected to be paid for the current consolidated fiscal year to provide for the payment of bonuses to employees.

	(iii)	Provision for retirement benefits
To provide for the payment of employee retirement benefits, the amount deemed as arising at the balance sheet date is booked based on the expected employment benefits liabilities at the end of the current consolidated fiscal year.

Actuarial differences are recorded as expenses in the consolidated fiscal year following the year using the straight line method over a certain number of years (seven years) within the employee’s average remaining period of service in the year in which the liabilities arise.

	(iv)	Provision for construction warranties	To provide for construction warranty payments, an amount estimated based on historical payments is booked.

(4)	Standards for recording significant revenue and cost
Net sales of completed construction contracts and cost of sales of completed construction contracts

The completed contract method has been applied to construction contracts with a short construction period and the percentage of completion method (the rate of completion is estimated by the cost-to-cost method) has been applied to the other construction where the outcome of the construction activity progressed up to the end of the current consolidated fiscal year is deemed certain.

(5)	Consumption tax, etc.
	(i)	Tax exclusion method is used.

	(ii)	For consumption tax, etc. not subject to deductions, tax on noncurrent assets is recorded in “Other” under “Investments and other assets” and is depreciated over five years using the equal installment method, and other consumption tax, etc. is recorded as costs in the consolidated fiscal year during which it is incurred.

5.	Significant changes to accounting policies

(Application of the Accounting Standard for Net Income per Share)
Effective in the current consolidated fiscal year, the Company adopted the Accounting Standard for Earnings Per Share (ASBJ Statement No. 2 of June 30, 2010), Guidance on Accounting Standard for Earnings Per Share (ASBJ Guidance No. 4 of June 30, 2010) and Practical Solution on Accounting for Earnings Per Share (ASBJ PITF No. 9 of June 30, 2010)
As a result, the calculation of diluted net income per share includes proceeds from exercise of stock options and the fair value of stock options that are related to services to be rendered to the Company in the future.

6.	Accounting standards, etc. not applicable
(1)	Tentative Audit Treatment for Depreciation (Auditing and Assurance Practice Committee Statement No. 81 of February 14, 2012)
	(i)	Overview

In order to respond to the change in depreciation rate of the declining balance method for depreciable assets under the “Act for Partial Amendment of the Income Tax Act, etc. for the Purpose of Creating a Taxation System Responding to Changes in Socio-Economic Structures” (Act No. 114 of 2011) (the “2011 Tax Amendment”), revisions were made, such as addition of the “Audit Treatment Relating to the 2011 Tax Amendment”.

	(ii)	Planned date of application
The accounting standard will be applied from the beginning of the consolidated fiscal year starting on or after February 1, 2013.
	(iii)	Impact of applying the accounting standard, etc.
The impact of applying these accounting standards on the consolidated financial statements when they are prepared is currently under review.

(2)	Accounting Standard for Retirement Benefits (ASBJ No. 26 of May 17, 2012) and Guidance on Accounting Standard for Retirement Benefits (ASBJ Guidance No. 25 of May 17, 2012)
	(i)	Overview

The method of recording actuarial differences and prior service costs has been changed to a method of recording the amount that shows the state of reserves as a liability or asset by recognizing these items after making an adjustment to the tax effect in net assets in consolidated balance sheets.  For the period attribution method of the projected amount of retirement benefits, it has become possible to apply the attribution based on benefit formula as well as the fixed amount per period standard, and the method of calculating the discount rate has been revised.

	(ii)	Planned date of application

These accounting standards will be applied to consolidated financial statements pertaining to the end of the fiscal year ending January 31, 2015.  However, the revision of the period attribution method of the projected amount of retirement benefits will be applied from the beginning of the fiscal year ending January 31, 2016.  As the transitional treatment is set forth in the accounting standards, they will not be applied retroactively to consolidated financial statements in prior periods.

	(iii)	Impact of applying the accounting standard, etc.
The impact of applying these accounting standards on the consolidated financial statements when they are prepared is currently under review.

7.	Additional information
Accounting Standard for Accounting Changes and Error Corrections (ASBJ Statement No. 24 of December 4, 2009) and the Guidance on Accounting Standard for Accounting Changes and Error Corrections (ASBJ Guidance No. 24 of December 4, 2009) apply to accounting changes taking place on or after the beginning of the current consolidated fiscal year and corrections of past errors.

Notes to the Consolidated Balance Sheets

		(Unit: million yen)
1.	Property, plant and equipment accumulated depreciation	1,867

2.	Assets furnished as collateral	(Unit: million yen)
	Real estate for sale (land)	9,725
	Real estate for sale in process	28,698
	Buildings	1,900
	Land	1,989
	Structures, etc. (included in “Other” of property, plant and equipment)	6
	Total	42,320

	In addition to the above, there is real estate for sale (buildings) of ¥4,379 million where the establishment of a security interest is reserved.

	Liabilities regarding the above	(Unit: million yen)
	Short-term loans payable	31,819
	Current portion of long-term loans payable	375
	Long-term loans payable	688
	Total	32,883

3.	Commitment agreements and overdraft agreements

The Company has executed commitment agreements and overdraft agreements with respect to loans. The balance of unexecuted loans at the end of the current consolidated financial year based on these agreements is as follows:

		(Unit: million yen)
	Overdrafts	5,672
	Commitment	18,387
	Balance of executed loans	18,562
	Balance of unexecuted loans	5,497

Notes to the Consolidated Statements of Income

Ending inventories represent the amount after inventory write-down due to the decline of profitability, and the following loss on valuation of inventories is included in the cost of sales.

Loss on valuation of inventories	¥35 million

Notes to Consolidated Statements of Changes in Net Assets

1.	Issued and outstanding shares

(Unit: shares)
Class	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Issued shares
Common shares (Note)	26,942,956	23,000	—	26,965,956
Total	26,942,956	23,000	—	26,965,956

(Note)	An increase of 23,000 common shares is due to the exercise of subscription rights to shares.

2.	Dividends

(1)	Dividends
The ordinary general meeting of shareholders held on April 24, 2012 resolved as follows.
•	Type of shares	Common shares
•	Total dividend	¥511 million
•	Dividend per share	¥19
•	Record date	January 31, 2012
•	Effective date	April 25, 2012

The board of directors meeting held on September 3, 2012 resolved as follows.
•	Type of shares	Common shares
•	Total dividend	¥512 million
•	Dividend per share	¥19
•	Record date	July 31, 2012
•	Effective date	September 28, 2012

(2)	Dividends with a record date falling within the current consolidated fiscal year which have an effective date in the following fiscal year
The following was raised at the 62nd ordinary general meeting of shareholders held on April 25, 2013.
•	Type of shares	Common shares
•	Total dividend	¥512 million
•	Dividend per share	¥19
•	Source of the dividend	Retained earnings
•	Record date	January 31, 2013
•	Effective date	April 26, 2013

3.	Number of shares that are expected to become subscription rights to shares to be issued at the end of the current consolidated fiscal year.
Common shares	121,200 shares

Notes on Financial Instruments

1.	Status of financial instruments

(1)	Policy for treatment of financial instruments
The Company’s group procures necessary funds such as funds to mainly conduct real estate sale business and working capital through loans from banks. The Company’s group limits the means of fund management to deposit with banks.

(2)	Details of financial instruments and the risks
Investment securities are exposed to the risks of market fluctuations, and as those securities are mainly the shares of the companies that have business relationships with the Company’s group or the investments in those companies, the Company’s group has a system to periodically check the market prices of those securities.

Notes and operating accounts payable-trade, which are operating obligations, have a payment deadline of less than one year.

Short-term loans payable are procured through bank loans mainly for the purpose of conducting real estate sales business.

(3)	Risk management system for financial instruments
With respect to loans payable, the Financial Department prepares and updates cash management plans based on the reports from business divisions, as well as manages liquidation risks through maintaining liquidity in hand.

(4)	Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments includes the value based on market value or if there is no market value, a reasonably calculated value. As variable factors are included in calculating that value, that value may change as a result of using different assumptions.

2.	Fair value, etc. of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values are as follows. Please note that financial instruments which are recognized as highly difficult to determine market values are excluded (See (Note) 2).
 (Unit: million yen)
	Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
(1) Cash and deposits	12,750	12,750	—
(2) Investment securities	496	496	—
Total assets	13,247	13,247	—
(1) Notes and operating accounts payable – trade	12,279	12,279	—
(2) Short-term loans payable	31,819	31,819	—
Total liabilities	44,098	44,098	—
(Notes)

1.	Financial instrument fair value calculation method and financial instrument transactions

Assets
(1)	Cash and deposits
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

(2)	Investment securities
Investment securities are listed shares and investment trusts. The fair value of the listed shares is based on the prices quoted at the exchanges and the fair value of the investment trusts are based on the published net asset value.

Liabilities
(1)	Notes and operating accounts payable-trade
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

(2)	Short-term loans payable
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

2.	Financial instruments whose fair value is recognized to be highly difficult to determine
Classification	Value Recorded in the Consolidated Balance Sheets (Unit: million yen)
Unlisted shares	291
Investments in capital	5
Investments in capital of affiliates	102

As there is no market value for these financial instruments and it is recognized that it is highly difficult to determine the fair value, those financial instruments are not included in the table above.

3.	Expected redemption amount of monetary claims after the consolidated account closing date
(Unit: million yen)
	Within one year	After one year and within five years	After five years and within ten years	After ten years
Deposits	12,728	—	—	—
Investment securities
Other securities with maturity dates
Other	—	10	—	—
Total	12,728	10	—	—

4.	Expected repayment amount of monetary claims after the date of consolidated account closing date
(Unit: million yen)
	After one year and within two years	After two years and within three years	After three years and within four years	After four years and within five years
Long-term loans payable	171	162	97	43
Lease obligations	6	3	0	0

Notes to Rental Real Estate

The Company’s group owns rental housing, etc. (including land) in the Tokyo metropolitan area.
The value of that real estate which is recorded in the consolidated balance sheets, increases and decreases during the current consolidated fiscal year and the fair value of the same is as follows.
(Unit: million yen)
	Value Recorded in the Consolidated Balance Sheets			Fair value at the end of the current consolidated fiscal year
	Balance at the beginning of the current consolidated fiscal year	Increases or decreases during the current consolidated fiscal year	Balance at the end of the current consolidated fiscal year
Rental real estate	6,292	726	7,019	5,414
(Notes)
1.	The value recorded in the consolidated balance sheets is the amount of the acquisition cost less the accumulated depreciation and the accumulated impairment loss.
2.
Of the increases or decreases during the current consolidated fiscal year, the major increases are the change of use of the property used by the Company to rental purposes (¥518 million) and the acquisition of real estate (¥431 million), and the major decreases are the sale of real estate (¥137 million) and the depreciation (¥85 million).

3.
The fair value at the end of the current consolidated fiscal year is, with respect to major properties, the amount based on real estate appraisals, etc. by external real estate appraisers, and with respect to the other properties, the amount adjusted using indexes that are considered to appropriately reflect market values.

Furthermore, profits and loss on rental real estate for the period ended January 31, 2013 are as follows:
(Unit: million yen)
	Rental income	Rental cost	Difference	Other (sale profits or loss, etc.)
Rental real estate	357	151	205	(7)
(Note) Rental income and rental cost are recorded as “net sales” and “cost of sales” respectively.

Notes on Per Share Information

1.	Net assets per share	¥1,426.00
2.	Net income per share	¥135.87

Significant Subsequent Events

Not applicable

(Exhibit 2)

Basis for Calculation of Allotment for the Share Transfer

1.	Basis for Calculation

In order to ensure the Share Transfer Ratio used in the Share Transfer is calculated fairly and appropriately, each of the six companies retained independent financial advisors to provide financial analysis of the Share Transfer Ratio. HAJIME CONSTRUCTION retained Partners Inc. (“Partners”), Iida Home Max retained PLUTUS CONSULTING Co., Ltd. (“PLUTUS CONSULTING”), TOUEI HOUSING retained YAMADA FAS Co., Ltd. (“YAMADA FAS”), TACT HOME retained AGS Consulting Co., Ltd. (“AGS Consulting”), ARNEST ONE retained Benedi Consulting Co., Ltd. (“Benedi Consulting”) and ID HOME retained Tokai Tokyo Securities Co., Ltd. (“Tokai Tokyo Securities”).
Please see Exhibit 2-1 “Summary of Share Transfer Ratio Analysis from Each Financial Advisor” for an overview of the financial analyses provided by the financial advisors.
The future profit plan submitted to each of the financial advisors by TOUEI HOUSING as the basis for its discounted cash flow (“DCF”) analysis contains fiscal years with a significant increase in earnings compared to the previous fiscal year. This is due to the fact that TOUEI HOUSING expects to significantly increase sales by expanding into new areas outside of its core market, the Tokyo metropolitan area.
The future profits plans submitted to the financial advisors by HAJIME CONSTRUCTION, Iida Home Max, TACT HOME, ARNEST ONE and ID HOME, as the basis for their respective DCF analyses do not contain projections with any significant increases or decreases in earnings.

2.	Background to Calculations

Based on the financial analyses of the Share Transfer Ratio provided by Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME, respectively, which comprehensively took into account factors including the finances, assets and future business and results projections of each company, as well as the strategic, financial and operational benefits expected from the transaction, the six companies determined that the Share Transfer Ratio set forth in the Share Transfer Plan were appropriate and agreed to such Share Transfer Ratio.

3.	Relationship with Financial Advisors

Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities, do not qualify as parties related to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE or ID HOME, respectively, nor do they have a material interest in the Share Transfer that requires disclosure.

4.	Delisting

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME plan to delist as of October 29, 2013 pursuant to the rules and regulations of the Tokyo Stock Exchange.

5.	Measures to Ensure Fairness

In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, HAJIME CONSTRUCTION obtained from Partners a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for HAJIME CONSTRUCTION’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, Iida Home Max obtained from PLUTUS CONSULTING a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for Iida Home Max’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, TOUEI HOUSING obtained from YAMADA FAS a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for TOUEI HOUSING’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, TACT HOME obtained from AGS Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for TACT HOME’s shareholders, assuming satisfaction of the prerequisites set in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, ARNEST ONE obtained from Benedi Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is fair for ARNEST ONE’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, ID HOME obtained from Tokai Tokyo Securities a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for ID HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.

6.	Measures to Avoid Conflicts of Interest

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME do not have controlling share ownerships in each other, nor have officers that hold concurrent positions among each other.  Therefore, the companies have not taken any special measures to avoid conflicts of interest as there are no particular relationships among the parties that will give rise to conflicts of interest.

(Exhibit 2-1)

Summary of Share Transfer Ratio Analysis from Each Financial Advisor

1.	Partners (advisor to HAJIME CONSTRUCTION)

As the common shares of all six companies have market prices, Partners conducted an Average Market Price Analysis.  Partners also conducted calculations using the discounted cash flow method (“DCF”) and Comparable Companies Analysis.
The following sets forth the range of shares allotted where one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91.00~124.88	1.02~1.38	2.29~3.42
DCF	2.93~4.38	1.11~1.66	119.24~178.13	1.21~1.80	3.06~4.56
Comparable Public Companies Analysis	3.10~3.68	0.79~1.00	84.29~136.64	0.99~1.98	3.06~4.65

The Average Market Price Analysis used the closing price on the First Section of the Tokyo Stock Exchange or the JASDAQ Standard section of the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the period from December 26, 2012 (the business day immediately following the date of the notice “Execution of Letter of Intent Regarding Management Integration”) to the record date. The DCF used financial projections submitted by each company.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the fairness opinion is based, Partners used information as submitted by the six companies as well as publicly available information. Partners assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. Partners did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of any of the companies or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. Partners’ calculation of the Share Transfer Ratio reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

2.	PLUTUS CONSULTING (advisor to Iida Home Max)

After considering the various methods to calculate the Share Transfer Ratio, PLUTUS CONSULTING decided to use the Average Market Price Analysis, Comparable Companies Analysis and DCF.
The following sets forth the results of the Share Transfer Ratio calculations if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.399~3.572	1.078~1.179	105.074~110.178	1.157~1.227	2.675~3.108
Comparable Companies Analysis	2.399~2.581	0.740~0.799	109.208~112.973	1.549~1.608	3.742~3.876
DCF	2.885~4.202	0.738~1.333	98.553~136.372	0.964~1.546	2.501~4.183

The Average Market Price Analysis used the closing price (on the JASDAQ Standard section of the Osaka Securities Exchange for HAJIME CONSTRUCTION and ID Home and on the First Section of the Tokyo Stock Exchange for Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE) on the record date (June 26, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the representations in the fairness opinion are based, PLUTUS CONSULTING used accounting, tax and legal investigation reports prepared by independent third parties as well as information as submitted by the six companies and publicly available information. PLUTUS CONSULTING assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. PLUTUS CONSULTING did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. PLUTUS CONSULTING’s calculation of the Share Transfer Ratio reflects the financial projections provided by each company as of June 26, 2013, and assumes that such information was reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

3.	YAMADA FAS (advisor to TOUEI HOUSING)

YAMADA FAS conducted an Average Market Price Analysis, Comparable Companies Analysis and DCF for each of the six companies. The following sets forth the range of shares allotted for one share of each company if one share of the joint holding company is allotted for each share of Iida Home Max.
The Average Market Price Analysis used the closing price (on the Tokyo Stock Exchange or the Osaka Securities Exchange) on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date. The DCF used business plans submitted by each company on a standalone basis.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91~125	1.02~1.38	2.29~3.42
Comparable Companies Analysis	1.35~6.65	0.76~1.82	57~181	0.55~2.11	1.29~6.58
DCF	2.62~4.20	1.01~1.73	105~173	1.09~1.66	2.74~4.52

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the calculation documentation containing the above analysis and the results thereof, and when submitting the fairness opinion, YAMADA FAS used information as provided by the six companies as well as publicly available information. YAMADA FAS assumed that such materials and data were accurate and complete, and also that there were no undisclosed facts that may have a material effect on the analysis or calculation of the Share Transfer Ratio. YAMADA FAS therefore did not conduct any independent verification of the accuracy and completeness of such materials and data. YAMADA FAS did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, and information forming the basis of other considerations was analyzed under certain restricted conditions. In addition, YAMADA FAS assumed that the six companies’ business plans were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

4.	AGS Consulting (advisor to TACT HOME)

As the common shares of all six companies have market prices, AGS Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, AGS Consulting used DCF in order to appropriately reflect the assessment of each company’s future business activities. AGS Consulting also conducted a Comparable Companies Analysis because there are multiple listed companies that conduct similar businesses as the six companies. The results of each calculation method are as set forth below.
The following sets forth the range of shares allotted for one common share of HAJIME CONSTRUCTION, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME if one share of the joint holding company is allotted for each common share of Iida Home Max.
The Average Market Price Analysis used the closing price on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	105~110	1.15~1.21	2.67~3.11
DCF	2.37~5.27	0.82~2.09	95~225	1.14~2.35	2.36~5.55
Comparable Companies Analysis	1.95~3.69	0.57~1.41	73~103	0.98~1.50	2.26~3.63

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, AGS Consulting used information as submitted by the six companies as well as publicly available information. AGS Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. AGS Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of each company or their respective affiliates. AGS Consulting’s fairness opinion, as well as the calculation of the Share Transfer Ratio on which the fairness opinion is based, reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections (including profit plans and other information) provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time and, with the consent of TACT HOME, also assumes that the business performance of each company will follow such projections.

5.	Benedi Consulting (advisor to ARNEST ONE)

As the common shares of all six companies have market prices, Benedi Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, in order to carry out an analysis of the six companies’ future earning capacity from different angles, Benedi Consulting used DCF and Comparable Companies Analysis based on a number of factors, such as the various terms and conditions of the Share Transfer and the results of legal, financial and tax due diligence.
The results of each calculation method are as set forth below (the following calculations show the range of shares allotted for one common share of each company if one share of the joint holding company is allotted for each common share of Iida Home Max).

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	104.8~110.0	1.15~1.21	2.67~3.11
DCF	3.03~4.58	0.80~1.25	72.5~109.4	1.15~1.62	2.41~3.58
Comparable Companies Analysis	2.46~3.57	0.70~1.37	101.8~104.3	0.96~1.71	2.24~3.86

Taking into account the latest trading status of the six companies’ shares, Benedi Consulting used the average closing value for the one-month period before the record date (June 25, 2013), the three-month period before the record date and the six-month period before the record date to conduct the Average Market Price Analysis.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the fairness opinion, and when submitting the calculation documentation (“Benedi Calculations”) and conducting the analysis of the Share Transfer Ratio on which the fairness opinion is based, Benedi Consulting used information as received from the six companies (including materials prepared by independent third parties) as well as publicly available information. Benedi Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof, as Benedi Consulting bears no responsibility or obligation to independently verify accuracy and completeness. Benedi Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. In addition, Benedi Consulting assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time. Benedi Consulting’s fairness opinion and the Benedi Calculations reflect the above information as of June 25, 2013. Benedi Consulting’s fairness opinion and the Benedi Calculations were submitted solely as a reference for the Board of Directors of ARNEST ONE; they were prepared only for the convenience of the Board of Directors of ARNEST ONE when considering the Share Transfer Ratio and may not be relied on or used by any other persons or for any other purpose.

6.	Tokai Tokyo Securities (advisors to the ID HOME)

Tokai Tokyo Securities analyzed the Share Transfer Ratio by comprehensively considering the results of an Average Market Price Analysis, Comparable Companies Analysis and DCF. The Average Market Price Analysis used a Share Transfer Ratio range based on the closing price on the Tokyo Stock Exchange or the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date and closing price on the business day immediately preceding the date of the notice “Execution of Letter of Intent Regarding Management Integration.”  The DCF used financial projections (which did not take into account the impact of the Share Transfer) submitted by each company on a standalone basis.

A summary of the results of Tokai Tokyo Securities’ calculations is set forth below (the following shows the range of shares resulting from each calculation method if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.05~3.57	1.08~1.20	105~111	1.15~1.42	2.54~3.11
Comparable Companies Analysis	2.56~4.04	0.55~1.36	93~137	1.06~1.93	2.49~4.09
DCF	3.97~6.57	1.05~1.07	58~139	1.86~2.48	1.35~3.22

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the representations made in the fairness opinion and when calculating and analyzing the Share Transfer Ratio on which the fairness opinion is based, Tokai Tokyo Securities assumed that all information provided by or discussed with the six companies, all information considered by or considered on behalf of Tokai Tokyo Securities and publicly available information is true, accurate and complete. Tokai Tokyo Securities also assumed and relied on the fact that there no undisclosed facts that may have a material effect on the representations in the fairness opinion or the calculations on which the fairness opinion is based. Tokai Tokyo Securities did not conduct any independent verification of whether such information is true, accurate and complete, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent verification.
Tokai Tokyo Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent evaluation or assessment.
Tokai Tokyo Securities assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time, and that the projected amounts would be realized at the projected times in accordance with such projections. Tokai Tokyo Securities also makes no representations as to the analysis, projections or assumptions on which the projections are based.
Tokai Tokyo Securities did not take into consideration the tax implications of the Share Transfer for the six companies or the shareholders of the six companies.
Tokai Tokyo Securities also assumed that all six companies will lawfully and effectively execute and perform the proposed agreement regarding the Share Transfer, and that the agreement will be consummated without any of the conditions precedent set forth in the agreement being waived.

Tokai Tokyo Securities’ fairness opinion and analysis were submitted solely for the reference of the Board of Directors of ID HOME and have been prepared only for the convenience of the Board of Directors of ID HOME when considering the Share Transfer Ratio for the Share Transfer. Tokai Tokyo Securities’ fairness opinion and analysis may not be relied on or used by any other persons or for any other purpose other than the Share Transfer.
Tokai Tokyo Securities did not state an opinion regarding the exercise of voting rights or any other action by shareholders of ID HOME at the general meeting of shareholders held with respect to the Share Transfer, nor did it recommend the endorsement of the Share Transfer.
Tokai Tokyo Securities’ fairness opinion and analysis are based on the financial, economic, market, legal and other conditions of the businesses as provided by each of the six companies pursuant to their respective rights and obligations as of the date of the fairness opinion and analysis. As such, the fairness opinion and analysis are based on information obtainable and actually obtained by Tokai Tokyo Securities as of that date. Events occurring after the date of the fairness opinion and the analysis may affect the content of the fairness opinion and the analysis, or there may be events whose effect on the content of the fairness opinion and analysis were unclear at the time. However, Tokai Tokyo Securities bears no obligation to correct, amend or supplement the fairness opinion and analysis in such cases.
Representations in Tokai Tokyo Securities’ fairness opinion only cover matters stated in the fairness opinion, and are not representations of any matters not expressly included in the fairness opinion. Tokai Tokyo Securities’ fairness opinion shall not apply to any other transactions except for the Share Transfer.
Tokai Tokyo Securities will receive a commission from ID HOME for services relating to the Share Transfer. Tokai Tokyo Securities, Tokai Tokyo Financial Holdings, Inc. (“Tokai Tokyo FH”) and Tokai Tokyo FH’s affiliates currently conduct securities and other financial transactions with the six companies and their respective affiliates, have done so in the past and plan to do so in future. Tokai Tokyo Securities, Tokai Tokyo FH and Tokai Tokyo FH’s affiliates currently hold or trade shares, corporate bonds and other securities of the six companies and their respective affiliates on their own account, or on the account of customers, have done so in the past and may do so in future. The opinions represented in Tokai Tokyo Securities’ fairness opinion will not restrict the various business relationships that may arise between the six companies and their respective affiliates and Tokai Tokyo Securities, Tokai Tokyo FH or Tokai Tokyo FH’s affiliates.